EXHIBIT E
LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 28, 2011, EXECUTED BY SINA IN
FAVOR OF UBS AG, CREDIT SUISSE SECURITIES (USA) LLC AND OTHER PARTIES
NAMED THEREIN
EXECUTION COPY
Lock-Up Agreement
February 28, 2011
UBS AG
52/F, Two International Finance Centre
8 Finance Street, Central
Hong Kong
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
USA
As Representatives of the several
Underwriters named in the Underwriting
Agreement dated October 26, 2010
Ladies and Gentlemen:
          This Lock-Up Agreement is being delivered to you in connection with the share purchase agreement (the “Share Purchase Agreement”) dated February 28, 2011, entered into by the undersigned, Maxpro Holdings Limited and Ever Keen Holdings Limited, with respect to the purchase of ordinary shares (the “Ordinary Shares”), par value $0.0001 per share, of Mecox Lane Limited, a Cayman Islands corporation (the “Company”) by the undersigned from Maxpro Holdings Limited and Ever Keen Holdings Limited. It is noted that simultaneous with the Share Purchase Agreement, parties to the Share Purchase Agreement also entered into an option letter agreement pursuant to which Maxpro Holdings Limited and Ever Keen Holdings Limited granted the undersigned an option to purchase 48,254,173 Ordinary Shares (the “Option”). The undersigned hereby confirms that in the event that it exercises the Option during the Lock-Up Period (as defined below), it will execute and deliver a new lock-up agreement, on substantially the same terms as this Lock-Up Agreement, to the Representatives in relation to such additional Ordinary Shares.
          The undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the Date of Closing as defined under the Share Purchase Agreement and ending on, and including, the date that is 180 days after the date of the final prospectus relating to the initial public offering of the American depositary shares (“ADSs”) of the Company, the undersigned will not, without the prior written consent of UBS AG and Credit Suisse Securities (USA) LLC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any ADSs or Ordinary Shares or any other securities of the Company that are substantially similar to

ADSs or Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or Ordinary Shares or any other securities of the Company that are substantially similar to ADSs or Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of ADSs or Ordinary Shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) any transactions relating to the Ordinary Shares, the ADSs or other securities of the Company acquired in open market transactions after the Date of Closing (as defined in the Share Purchase Agreement), (b) distributions by the undersigned of Ordinary Shares or ADSs to the affiliates of the undersigned, provided that each such distributee shall enter into a written agreement accepting the restrictions set forth herein, or (c) bona fide gifts, provided the recipient thereof shall enter into a written agreement accepting the restrictions set forth herein.
          The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of UBS AG and Credit Suisse Securities (USA) LLC, make any demand for, or exercise any right with respect to, the registration of ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares, or warrants or other rights to purchase ADSs or Ordinary Shares or any such securities. For the avoidance of doubt, the terms of this Lock-Up Agreement shall not apply to the undersigned’s exercise of the Option after the expiration of the Lock-Up Period, the purchase by the undersigned of Ordinary Shares pursuant thereto, or any Ordinary Shares acquired by the Undersigned pursuant thereto.
          Notwithstanding the above, if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs.
          The undersigned hereby authorizes the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to ADSs or Ordinary Shares or other securities subject to this Lock-Up Agreement of which the undersigned is the record holder, and, with respect to ADSs or Ordinary Shares or other securities subject to this Lock-Up Agreement of which the undersigned is the beneficial owner but not the record holder, the undersigned hereby agrees to cause such record holder to authorize the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to such ADSs or Ordinary Shares or other securities.
          This Lock-Up Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Lock-Up Agreement,

directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.
          If for any reason the Share Purchase Agreement shall be terminated prior to the Date of Closing (as defined in the Share Purchase Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.
[Signature page follows]

Yours very truly, SINA Corporation
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	President

[Signature Page to Sina IPO Lock-Up Agreement]